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                                                                 EXHIBIT 11.01

                                HNC SOFTWARE INC.

                               STATEMENT REGARDING
                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                          YEAR ENDED DECEMBER 31,
                                                        1996       1995       1994
                                                       -------    -------    -------
NET INCOME                                             $ 6,376    $ 2,123    $   548
                                                       =======    =======    =======

SHARES (1)
      Weighted average common shares outstanding        18,666     10,309      3,756


      Weighted average common stock options and
      warrants as determined by application of the
      treasury stock method (2)                          1,701      2,138      1,562


      Weighted average preferred shares outstanding
      assuming conversion to common stock (3)               --      4,454      8,552
                                                       -------    -------    -------


      Pro forma weighted average common and common
      equivalent shares outstanding                                16,901     13,870
                                                                  =======    =======


      Weighted average common and common
      equivalent shares outstanding                     20,367
                                                       =======


PRO FORMA NET INCOME PER SHARE OF COMMON STOCK                    $  0.13    $  0.04
                                                                  =======    =======

NET INCOME PER SHARE OF COMMON STOCK                   $  0.31
                                                       =======




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(1)   All share and per share amounts have been adjusted to give retroactive effect to the stock split, which occurred on April 3, 1996.

(2) Includes an adjustment for options pursuant to SAB No. 83 using the treasury stock method at the initial public offering price of $7.00 per share for all periods presented prior to or including the Company's public offering date of June 26, 1995.

(3) All outstanding shares of the Company's preferred stock automatically converted into shares of common stock upon the consummation of the Company's initial public offering on June 26, 1995.